[THIS DOCUMENT REFLECTS MATERIAL DELETED PURSUANT TO A
CONFIDENTIAL TREATMENT REQUEST]

          FOURTH AMENDMENT TO LICENSE AND DISTRIBUTION AGREEMENT


     This Fourth Amendment to License and Distribution Agreement ("Fourth Amendment") is made and entered into as of May 27, 1995 between LIVE Home Video Inc., LIVE America Inc., Vestron Inc., each a Delaware corporation, and LIVE Film and Mediaworks Inc. (formerly known as International Video Productions Inc.), a California corporation (all such parties hereinafter individually and collectively referred to as "Company"), on the one hand, and Warner-Elektra-Atlantic Corporation, a New York corporation (hereinafter referred to as "Distributor" and previously referred to as "WEA Corp." in the Distribution Agreement), on the other hand, with reference to the following facts:


                              R E C I T A L S

     A.   Distributor and Company have entered into that certain
License and Distribution Agreement dated as of May 11, 1992, and heretofore amended as of June 8, 1992, as of June 23, 1994, and as of September 1, 1994 ("Distribution Agreement").

     B. Pursuant to the Distribution Agreement and that certain security agreement, dated as of June 8, 1992, between Company, as debtor, and Distributor, as secured party (the "Original Security Agreement"), Distributor has been granted a security interest in certain of Company's rights to manufacture, distribute and exploit Videocassettes in the Territory for Home Use (as each such capitalized term is defined in the Distribution Agreement) relating to the titles listed on Schedule A to the Original Security Agreement and certain related rights, all as more specifically described in the Original Security Agreement (the "Original WEA Collateral").

     C. Pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of November 14, 1994, among Foothill Capital Corporation ("Foothill"), Company and other affiliated entities of Company, and as such may be amended, restated, refinanced or replaced from time to time (the "Credit Agreement"), Foothill extended certain credit to Company and its affiliates, which extensions of credit are secured by a first priority lien on and security interest in all of the assets and property of Company and its affiliates (the "Foothill Collateral") provided, however, that pursuant thereto and that certain intercreditor agreement dated as of November 16, 1994 (the "Original Intercreditor Agreement"), among Foothill and Distributor, Foothill agreed to subordinate its lien on and security interest in the Foothill Collateral to Distributor's first prior lien on and security interest in the Original WEA Collateral, subject to the terms and provisions of the Original Intercreditor Agreement.

     D. Pursuant to that certain security agreement, dated and to be executed concurrently herewith between Company, as debtor, and Distributor, as secured party in the form of Exhibit A annexed hereto (the "New Security Agreement"), and pursuant to and subject to the terms and provisions of that certain intercreditor agreement, dated and to be executed concurrently herewith between Foothill and Distributor in the form of Exhibit B annexed hereto (the "New Intercreditor Agreement"), Distributor agrees to subordinate its security interest in the Original WEA Collateral and Company agrees to grant to Distributor a second priority lien on and security interest in the collateral described in the New Security Agreement.

     E. Pursuant to the Distribution Agreement, Distributor has previously made two (2) advances to Company. The amount of the first prior advance (hereinafter referred to as the "First Advance" and heretofore referred to in the Distribution Agreement as the "Advance") was Twenty Million Dollars ($20,000,000). The balance (principal and interest) of the First Advance that remained unrecouped by Distributor as of April 30, 1995 was One Million One Hundred Eleven Thousand One Hundred Eleven Dollars ($1,111,111). The amount of the second prior advance (hereinafter referred to as the "Second Advance"and heretofore referred to in the Distribution Agreement as the "Additional WEA Advance") was Four Million Nine Hundred Thousand Dollars ($4,900,000). The Second Advance (principal and interest) has been fully recouped by or repaid to Distributor. Concurrently upon the execution of this Fourth Amendment to the Distribution Agreement, Distributor shall make a third advance ("Third Advance") to Company of Ten Million Dollars ($10,000,000), and, under certain circumstances as herein provided, Distributor shall make a fourth advance ("Fourth Advance") to Company of Ten Million Dollars ($10,000,000). The Third Advance and, if made, the Fourth Advance shall each be chargeable against and recoupable by deduction in computing the Net Proceeds payable to Company in the manner indicated herein. As used herein or in the Distribution Agreement, "Advances" shall refer to the principal sum of any and all payments made by Distributor to Company which are chargeable against and recoupable by deduction in computing Net Proceeds due and payable to Company pursuant to the Distribution Agreement. As used herein or in the Distribution Agreement, "Monthly Deductions" shall mean the base deduction of principal and interest which Distributor is authorized to charge against and recoup by deduction in computing Net Proceeds due and payable to Company in each monthly accounting rendered pursuant to the Distribution Agreement until the Advances and all applicable interest thereon are recouped by or repaid to Distributor in full. A schedule of the Monthly Deductions (separately specifying principal and interest) anticipated for each accounting month during the Term of the Distribution Agreement is attached hereto as Exhibit C.

     F. Company and Distributor desire to amend, modify, supplement and extend the Distribution Agreement upon the terms and conditions herein contained.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the following is hereby agreed to by the parties:

1.   Amendment to Distribution Agreement.  The Distribution
     Agreement is hereby modified and amended as follows:

     a.   Term.

          i. In line three (3) of Paragraph 1(a) of the Distribution Agreement, the date "May 29, 1998" shall be substituted in the place and stead of "May 26, 1995".

          ii. The following shall be inserted at the end of Paragraph 1(b) of the Distribution Agreement:

                    "'Contract Period' shall mean each period of
               not more than eighteen (18) consecutive accounting months (as such term is hereinafter defined) during the Term hereof commencing on May 27, 1995. The first Contract Period ('First Contract Period') hereunder shall start on May 27, 1995 and end on the earlier of either (i) November 29, 1996, (ii) the Early Termination Date (as such capitalized term is defined in Paragraph 26 below), or (iii) the Reversion Date (as such capitalized term is defined in Paragraph 28 below). If the Early Termination Date shall occur prior to November 30, 1996, there shall not be a second or third Contract Period hereunder. If the Reversion Date, but not the Early Termination Date, were to occur prior to November 30, 1996, there shall not be a second Contract Period but there shall be a third Contract Period hereunder. The second Contract Period ('Second Contract Period') hereunder, if any, shall start on November 30, 1996 and end on the earlier of either
               (i) May 29, 1998, (ii) the Early Termination Date, or (iii) the Reversion Date. The third Contract Period ('Third Contract Period') hereunder, if any, shall start on the Reversion Date and end on the earlier of either (i) May 29, 1998 or (ii) the Early Termination Date. For purposes of clarification, the Third Contract Period is not dependent on there being a Second Contract Period hereunder, and may immediately follow the First Contract Period."

          iii. The following shall be inserted at the end of Paragraph 1(h) of the Distribution Agreement:

                    "From and after October 1, 1995,
               "Videocassettes" shall also be deemed to mean five inch (5") diameter compact discs utilizing the standard for compression of full motion video promulgated by the Motion Picture Experts Group ("MPEG") and, as of the date of the Fourth Amendment, generally referred to as MPEG 2, as such standard may be further developed, enhanced and improved, solely intended for Home Use and designed to be used in conjunction with a reproduction apparatus, including, without limitation, disc player and personal computer, that causes a motion picture to be visible on the screen of a monitor or television receiver for viewing in a substantially linear manner ("Digital Video Discs" or "DVDs"). DVDs shall not include twelve inch (12") diameter laser videodiscs or compact discs of any size designed pursuant to the Red, Green or White Book standards promulgated by MPEG. Notwithstanding anything herein to the contrary, Distributor shall have the right to distribute a particular Company Product in the DVD format during the Term hereunder only if, as and when Company shall elect to have such particular Company Product distributed in the DVD format in the Territory except if Company shall elect to engage or appoint Pioneer Laser Corp. ("Pioneer") or an affiliate of Pioneer to distribute DVDs of such particular Company Product in the Territory on Company's behalf."

          iv. A new Paragraph 26 shall be added to the Distribution Agreement, as follows:

                    "26. Company's Option to Terminate Term.

                    (a)  In addition to any other rights or
               remedies of Company under this Agreement, Company shall have the option to cause the early termination of the Term of this Agreement by giving Distributor written notice to that effect at any time after September 1, 1995 and on or before November 30, 1997 ('Notice of Termination'), in which event the Term shall end on the Early Termination Date. As used herein, the 'Early Termination Date' shall mean the later of either (i) February 23, 1996, or (ii) the last Friday of the sixth full calendar month following the date the Notice of Termination is delivered to Distributor, or (iii) the last Friday of any given month which is specified in the Notice of Termination to be the last month of the Term (provided Company shall not be obliged to specify any such date in the Notice of Termination); provided, that in each case such Early Termination Date shall be subject to automatic extension as provided in Paragraph 26(b) hereof. Following delivery of the Notice of Termination, Distributor shall take all reasonable steps required in its judgment for the transition of the distribution of Company Product from Distributor to Company or its designee to take effect as of the Early Termination Date.

                    (b) If Company exercises its option to cause the early termination of the Term, then, notwithstanding anything to the contrary contained in Paragraphs 4(j) or 4(k) hereof, that portion of the total aggregate amount representing principal of the Monthly Deductions which otherwise would have been amortized by Distributor between the Early Termination Date and the last day of the Term plus interest thereon, plus any other amounts due and payable by Company to Distributor hereunder shall be recouped in five (5) consecutive monthly deductions (the 'Additional Monthly Deductions') from Net Proceeds otherwise due Company hereunder, with the first Additional Monthly Deduction to be made against Net Proceeds which shall become due and payable to Company for the fifth accounting month preceding the Early Termination Date, and the last Additional Monthly Deduction to be made against Net Proceeds which shall become due and payable to Company for the accounting month immediately preceding the Early Termination Date (e.g., if the Early Termination Date were to occur on November 28, 1997, then the Early Termination Notice would have been required to be delivered on or before May 31, 1997 and the Additional Monthly Deductions would be made against Net Proceeds payable to Company on the five monthly accountings for Company Product distributed hereunder during the period beginning May 31, 1997 and ending October 31, 1997). All five (5) Additional Monthly Deductions shall consist of equal payments of principal plus accrued interest at the Interest Rate. For purposes of clarification, both the Additional Monthly Deduction and the Monthly Deduction shall be made against Net Proceeds payable to Company for each of said five (5) accounting months. If in any of said accountings the amount of Net Proceeds payable to Company is less than the amount which Distributor is permitted to deduct and offset pursuant to this Paragraph 26(b), then Distributor may deduct the full amount of such shortfall in any succeeding accounting month. Notwithstanding the foregoing, if a shortfall shall exist for any of said five (5) accounting months (or any accounting month in which this Agreement would terminate as a result of an extension of the Early Termination Date pursuant to the first proviso of this sentence), and if and to the extent Distributor has not recouped such shortfall from Net Proceeds, if any, payable to Company for the next succeeding accounting month, then Company shall repay to Distributor the amount of such shortfall within five (5) business days following the end of such accounting month; provided, however, that Company's failure to repay any such shortfall to Distributor in accordance with the foregoing requirements shall result in the automatic and continued extension of the Early Termination Date until the last Friday of the accounting month immediately succeeding the accounting month in which the Early Termination Date would have occurred if the shortfall had not occurred; provided, further, that if Company shall pay any such amounts to Distributor in full during the aforesaid five (5) business day cure period, then, for purposes hereof, the payment of such amounts shall be deemed to have been received by Distributor during the accounting month immediately preceding the start of such cure period. Company and Distributor agree that if and to the extent Company fails to repay any such shortfall to Distributor in accordance with the foregoing requirements, then Distributor shall only have recourse for recoupment of such shortfall to the rights granted to Distributor under the New Security Agreement to the collateral described therein, and Distributor shall have no right to proceed against Company for payments of any such deficiency. Immediately following Distributor's recoupment or Company's repayment of any such shortfall and all other amounts due and payable by Company to Distributor hereunder and under the New Security Agreement, Distributor shall terminate its lien on and security interest in the collateral described in the New Security Agreement and shall execute and deliver to Company any documents reasonably necessary to effectuate such termination. Provided that the Additional Monthly Deductions are recouped by or repaid to Distributor in the manner hereinabove provided, Distributor shall not exercise any Distribution Rights for Company Product for which initial shipments are scheduled on or after the Early Termination Date, as the same may have been extended as herein provided."

     b. Company's Tradenames and Logos. The following shall be added at the end of Paragraph 1(i) of the Distribution
          Agreement:

               "Notwithstanding anything to the contrary contained herein, Distributor's use of the "Carolco Home Video" tradename and logo shall be limited to use in packaging, advertising and promotional materials that pertain to Videocassettes which Company has, prior to the date of the Fourth Amendment, chosen or shall, after the date of the Fourth Amendment, choose to market bearing the "Carolco Home Video" tradename and logo. Company acknowledges that it intends to market Videocassettes embodying the motion picture tentatively titled "Cutthroat Island" bearing the "Carolco Home Video" tradename and logo, provided that any failure or inability of Company to do so shall not constitute a default hereunder."

     c.   Interactive CDs.

          i. Paragraph 1 of the Distribution Agreement is hereby amended by the insertion of a new subparagraph (l), as follows:

                    "(l)  'Interactive CDs' shall mean five inch
               (5") diameter CD-Roms (compact discs - read only memory) solely intended for Home Use and designed to be used solely in conjunction with the CD-Rom drive of personal computers, which embody an original expression of authorship in the literary, scientific or artistic domain (whatever may be the mode or form of its expression) consisting primarily of a presentation communicated to a user through the combination of two or more media of expression, whether textual, audio, pictorial, graphical or audiovisual, where a significant characteristic of the presentation is the ability of the user to manipulate the content of the presentation by means of a computing device in real time and in a nonlinear fashion. Interactive CDs shall not include any laser or capacitance disc or comparable optical or mechanical storage device nor any optical and electronic storage device (e.g., videodisc, compact disc, DVD) designed to be used in conjunction with a reproduction apparatus, including, without limitation, videodisc player, CD-I player and personal computer, that causes a motion picture to be visible on the screen of a monitor or television receiver for viewing in a substantially linear manner."

          ii. A new Paragraph 27 shall be added to the Distribution Agreement, as follows:

               "Interactive CDs.

                    (a)  During the Term of this Agreement,
               Company shall have the option ('CD Option') to include within its license hereunder all the Interactive CDs which Company shall first make available for sale or rental in retail outlets in the Territory at anytime during the Term following the exercise by Company of the CD Option. Company may exercise the CD Option by sending Distributor written notice to that effect (the, 'CD Option Notice') at any time during the Term. With respect to each Interactive CD embodying Company Product, Company shall also inform Distributor in writing whether or not Company chooses to have Distributor perform technical support services for that particular title. Upon delivery of the CD Option Notice, if ever, Distributor shall, as soon as reasonably practicable, undertake to perform
               (i) all distribution services reasonably required to support Distributor's sales operations in the Territory on behalf and for the account of Company, including each and every service specifically described in Paragraph 2 hereof which can be reasonably performed with regards to Interactive CDs, and, at Company's choosing with respect to any particular Interactive CD embodying Company Product, (ii) all technical support services by such methods or manners (e.g., via toll-free telephone, on-line services or otherwise) which Company reasonably requires Distributor to make available to the purchasers (end users) of any such Interactive CD; provided that Distributor shall not be required to perform any technical support services by any method or manner which it does not then offer to provide to any third parties for whom Distributor distributes Interactive CDs (other than an Affiliate of Distributor (as the term "Affiliate" is defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933, as amended)). Notwithstanding anything contained herein to the contrary, the right to distribute Interactive CDs embodying Company Product for Home Use by means of transmissions over the Internet, on-line services, telecommunications, coaxial or fiber-optic cable, or similar means of delivery, or for any purpose other than Home Use, is expressly reserved to Company.

                    (b)  If Company chooses to have Distributor
               perform technical support services for any particular Interactive CD embodying Company Product, then Company may at any time thereafter cause Distributor to discontinue performing such technical support services for that particular title by sending to Distributor not less than thirty (30) days advance written notice to that effect; provided that any amounts owed by Company to Distributor pursuant to the Technical Support Surcharge (as defined herein) shall have been recouped by or repaid to Distributor in full.

                    (c) If Company exercises the CD Option, then Company may at any time thereafter terminate its license hereunder with respect to all the Distribution Rights to all Interactive CDs embodying Company Product by sending to Distributor not less than six (6) months advance written notice to that effect (the, 'CD Termination Notice'); it being understood and agreed that Company shall not be obligated to include in its license hereunder any Interactive CDs embodying Company Product which Company shall first make available for sale or rental in retail outlets in the Territory on or after the date the CD Termination Notice is delivered to Distributor unless Distributor shall have commenced sales solicitation of any such Interactive CD prior to the date the CD Termination Notice is delivered. During the six (6) months from and after the date the CD Termination Notice is delivered, Distributor shall only have the right to distribute the Interactive CDs embodying Company Product which Company first made available for sale or rental in retail outlets in the Territory prior to the date the CD Termination Notice is delivered or for which Distributor had commenced sales solicitation prior to the date the CD Termination Notice is delivered.

                    (d)  Nothing contained herein shall be
               construed as to require Company to grant and license to Distributor any Distribution Rights to Interactive CDs embodying Company Product unless and until Company shall exercise the CD Option. However, for purposes of construing each party's rights and obligations with respect to those Interactive CDs embodying Company Product which Company elects to include in its license hereunder, the parties agree that the words 'or Interactive CDs' shall be deemed to be inserted immediately following the word 'Videocassettes' wherever such word appears in this Agreement except in Paragraph 1(h), 4(a)(i)(A) and this Paragraph 27.

                    (e)  If at any time prior to the expiration
               or termination of the Term hereof, Distributor has entered or shall enter into any Interactive CD distribution agreement or arrangement (whether written or oral) with any third party other than a Related Entity of Distributor, and in the event any such agreement or arrangement contains any fees for the provision of distribution services (i.e., the Fulfillment Services and Additional Services when taken as a whole) or any fees or charges for the provision of technical support services which are more favorable to such third party than the Distribution Fee or Technical Support Surcharge pursuant to Paragraph 4(a)(i)(B) hereof, then Distributor shall immediately notify Company of any such more favorable fees or charges (irrespective of whether Company has theretofore exercised the CD Option) and Company shall have the right, but not the obligation, to modify this Agreement to include such more favorable fees or charges retroactively to the later of either the date upon which Distributor shall have commenced distribution of Interactive CDs embodying Company Product hereunder or the date upon which such more favorable provisions first became effective in any such agreement."

     d. Distribution Fee. Effective as of the accounting month beginning May 28, 1995, Paragraph 4(a)(i) of the Distribution Agreement shall be deleted in its entirety and substituted in its place and stead shall be new Paragraphs 4(a)(i)(A), (B), (C), (D) (E), (F), (G) and
          (H) as follows:

               "4(a)(i)(A)    With respect to Videocassettes
          distributed hereunder, a Fulfillment Distribution Fee equal to [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] percent ([MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]%) plus an Additional Distribution Fee equal to [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] percent ([MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]%) except as provided in Paragraph 4(a)(i)(G) below, each calculated on the net amounts invoiced hereunder during each accounting month.

                        (B)   With respect to Interactive CDs
          distributed hereunder, a Fulfillment Distribution Fee equal to [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] ([MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]%) plus an Additional Distribution Fee equal to [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] percent ([MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]%) except as provided in Paragraph 4(a)(i)(G) below, each calculated on the net amounts invoiced hereunder during each accounting month. Distributor shall additionally charge and deduct an amount equal to [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] percent ([MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]%) of the net amounts invoiced hereunder during each accounting month only with respect to those Interactive CDs distributed hereunder for which Distributor performs technical support services for such particular Interactive CD ('Technical Support Surcharge').

                        (C)     If the total net amounts invoiced
          by Distributor hereunder in any Contract Period exceed [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] Dollars ($[MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]), then the Additional Distribution Fee shall be subject to reduction by certain volume discounts, if applicable ('Applicable Volume Discounts'), as follows: A discount of [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] percent ([MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]%) on all net amounts invoiced in any Contract Period from [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] Dollars ($[MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]) to [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] Dollars ($[MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]), and a discount of [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] percent ([MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]%) on all net amounts invoiced during any Contract Period in excess of [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] Dollars ($[MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]).

                        (D)   Notwithstanding the provisions of
          Paragraph 4(a)(i)(C) hereof and in lieu of Distributor deducting the Applicable Volume Discounts from the Additional Distribution Fee in the manner indicated therein, solely for purposes of interim accountings, the parties shall assume that the total net amounts invoiced during each Contract Period shall equal or exceed [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] Dollars ($[MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]) and that during each Contract Year the Applicable Volume Discounts will be earned to their fullest possible extent. Accordingly, there shall be an average volume discount ('Average Volume Discount') of [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] percent ([MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]%) on all net amounts invoiced by Distributor
          hereunder during each Contract Period.   The Average
          Volume Discount shall be deducted from the Additional Distribution Fee in each accounting month during each Contract Period. However, if the total net amounts invoiced by Distributor hereunder for any Contract Period shall not equal or exceed [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] Dollars ($[MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]), then Distributor may deduct from Net Proceeds becoming due and payable to Company in any succeeding accounting month, if any, an amount equal to the difference between (i) the amount of the total Applicable Volume Discounts which would otherwise have been deducted from the Additional Distribution Fee based on the total net amounts invoiced by Distributor hereunder during such Contract Period, and (ii) the amount of the total Average Volume Discount deducted from the Additional Distribution Fee based on the total net amounts invoiced by Distributor hereunder during such Contract Period. Notwithstanding the foregoing, following the termination or expiration of the Term of this Agreement, within five (5) business days following such termination, Company shall repay to Distributor an amount equal to the difference between (i) and (ii) above only if and to the extent Distributor has not recouped such difference from Net Proceeds.

                        (E)   As used herein, the term
          'Fulfillment Distribution Fee' shall refer to the fee charged by Distributor for the provision of the each of the following services hereunder: order entry; customer service; warehousing and inventory management; picking and packing for shipment; transhipping and freight between Distributor's branch warehouses; shipping and freight of Videocassettes or Interactive CDs embodying Company Product and 'point-of-purchase' materials to customers; billing and collection of receivables including credit checking and assuming the risk of bad debts; taking physical inventories and similar fulfillment services performed by Distributor hereunder
          ('Fulfillment Services').   Company and Distributor
          agree that the amount of the Fulfillment Distribution Fee fairly and reasonably represents the actual costs and expenses, excluding overhead expenses, which Distributor incurs with respect to the provision of Fulfillment Services. As used herein, the term 'Additional Distribution Fee' shall refer to the fee charged by Distributor for the provision of all services hereunder except for technical support services for Interactive CDs, if applicable, and Fulfillment Services and is inclusive of a charge for Distributor's overhead expenses and profit. As used herein, the terms 'Fulfillment Distribution Fee' and 'Additional Distribution Fee' shall refer to the Fulfillment Distribution Fee or the Additional Distribution Fee, as the case may be, applicable to the distribution hereunder of either Videocassettes or Interactive CDs, as the context shall require. As used herein, the term 'Distribution Fee' shall refer to the Fulfillment Distribution Fee, the Additional Distribution Fee and, if applicable, the Technical Support Surcharge, combined. Distributor shall separately account for the total Fulfillment Distribution Fee, the total Additional Distribution Fee, the total Average Volume Discount and, if applicable, the total Technical Support Surcharge in each monthly accounting.

                        (F)   Shipments of Videocassettes or
          Interactive CDs embodying Company Product made by Distributor to its customers during any accounting month, Contract Year or Contract Period, as the case may be, shall be deemed to have been invoiced in such accounting month, Contract Year or Contract Period, as the case may be. Distributor shall send invoices to its customers in respect of Videocassettes or Interactive CDs embodying Company Product immediately following shipment thereof.

                        (G)   The parties have identified and, in
          accordance with the last sentence of this Paragraph, may from time to time hereafter identify, in Exhibit D annexed hereto, certain customers by name ("Special Accounts"). Distributor acknowledges that Company performs significant and extraordinary sales services in connection with the distribution of Videocassettes or Interactive CDs embodying Company Product to Special Accounts. In recognition thereof, effective as of the accounting month beginning May 28, 1995, the Additional Distribution Fee on the net amounts invoiced to Special Accounts during any accounting month shall be reduced to [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] percent ([MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]%). At the request of either party, but neither party shall have the right to make any such request more frequently than once every six months, the parties make a good faith determination whether any customers should be added to or stricken from Exhibit D; provided, however, that any changes to Exhibit D shall require the parties' mutual consent and shall be effective only on a prospective basis. For the avoidance of doubt, the parties agree that this Paragraph shall not apply to any Videocassettes or Interactive CDs embodying Company Product which Company distributes to any of the Special Accounts in the exercise of any of Company's reserved rights set forth in Paragraph 8 hereof even if Company desires to ship any such Videocassettes or Interactive CDs directly from Distributor's warehouses to any of the Special Accounts, in which event the provisions of Paragraph 8(c) hereof shall apply.

                        (H)   Effective from and after the first
          accounting rendered after the execution of the Fourth Amendment to this Agreement, in each monthly accounting, the amount of the Additional Distribution Fee shall be reduced by the sum of [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] Dollars ($[MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST])."

     e. Warehousing Fee. The following shall be inserted at the end of Paragraph 4(a)(iv) of the Distribution
          Agreement: "Seasonal inventory shall be exempted from the aforesaid warehousing fee."

     f. P.O.P. Freight Costs. Effective from and after the first accounting rendered after the execution of the Fourth Amendment to this Agreement, the words "...in excess of [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] Dollars ($[MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST])..." in the first and second lines of Paragraph 4(a)(vi) of the Distribution Agreement shall be stricken.

     g. Shipping Costs. Effective as of the accounting month beginning May 28, 1995, Paragraph 5(b) of the Distribution Agreement shall be amended by striking in the first sentence thereof beginning with the word "reimburse," and ending with the word "incremental" in the eighth line thereof, and substituting in its place and stead, the following: "...pay or reimburse Company for any and all... Additionally, the following shall be added at the end of Paragraph 5(b) of the Distribution Agreement:

               "If Distributor shall elect to ship Videocassettes to its customers directly from Company's plant (which, as of the date of the Fourth Amendment, Distributor is contemplating doing with regards to initial shipments of rental Videocassettes of Company Product), then the risk of loss shall remain with the Company until Videocassettes leave the Company's plant (at which point Distributor shall bear the risk of loss) and Distributor shall solely be responsible for any freight, insurance and handling charges attendant to the shipment of such Videocassettes to any locations from Company's plant."

     h. Cooperative Advertising Credit. Effective as of the accounting month beginning May 28, 1995, Paragraph 4(b) of the Distribution Agreement shall be deleted in its entirety.

     i.   Advance(s).

          i.   All references to "the Advance"  or the
               "Additional WEA Advance" in the Distribution
               Agreement shall refer to the First Advance and the Second Advance, respectively.

          ii. Paragraph 4(d) of the Distribution Agreement shall be deleted in its entirety and substituted in its place and stead shall be the following:

                    "If Distributor does not recoup any
               recoupable amount in any accounting month, such unrecouped amount shall be added to the amount recoupable in the next accounting month or any subsequent accounting month. Except as provided in Paragraph 26(b) hereof, Company shall repay to Distributor the unrecouped amount in any particular accounting month (including any accounting month in which this Agreement would terminate as a result of an extension of the Term pursuant hereto) within five (5) business days following the end of such accounting month, only if and to the extent (i) Distributor has not recouped such amount from the Monthly Deductions for the next succeeding accounting month or (ii) the entire amount of all Advances together with all applicable interest thereon, has not been recouped from the Monthly Deduction in the last and final accounting month during the Term. If Company fails to repay all or any portion of such unrecouped amounts to Distributor in accordance with the foregoing requirements, then, in addition to whatever rights or remedies Distributor may have at law, in equity or otherwise, the Term shall be automatically extended to the last Friday of the accounting month immediately succeeding the accounting month in which the Termination Date would have occurred if the shortfall had not occurred; provided, further, that if Company shall pay any such amounts to Distributor in full during the aforesaid five (5) business day cure period, then, for purposes hereof, the payment of such amounts shall be deemed to have been received by Distributor during the accounting month immediately preceding the start of such cure period."

          iii. Paragraph 4(e) of the Distribution Agreement shall be deleted in its entirety and substituted in its place and stead shall be the following:

                    "Distributor hereby acknowledges that the
               Second Advance and all applicable interest thereon has been recouped by or repaid to Distributor in full and that Distributor's lien on and security interest in the Additional WEA Security has terminated. Unless Distributor has done so already, immediately following the execution of the Fourth Amendment to this Agreement, Distributor shall execute UCC termination statement(s) and/or a termination of mortgage of copyright with respect thereto. Company shall pay all reasonable expenses incident to the preparation, recordation and/or filing of any such instruments."

          iv. Paragraph 4 of the Distribution Agreement is hereby amended by the insertion of a new subparagraph (j), as follows:

                    "(j) Conditioned upon (i) Distributor's prior
               receipt of a fully executed copy of (A) the New Security Agreement as described in the recitals in the Fourth Amendment to this Agreement and all representations and warranties set forth therein being true and correct as of the date thereof, and
               (B) the New Intercreditor Agreement as described in the recitals in the Fourth Amendment to this Agreement, and (ii) Company having taken all action then required of Company under the New Security Agreement, Distributor shall advance to Company upon the execution of the Fourth Amendment to this Agreement the sum of Ten Million Dollars ($10,000,000) as an additional advance chargeable against and to be recouped by deduction in computing the Net Proceeds becoming due and payable to Company hereunder in the manner described below (the 'Third Advance').
               Distributor acknowledges that once Distributor's lien on and security interest in the Original WEA Collateral is subordinated, all the Distribution Rights shall be subject to the first priority lien and security interest of Foothill in accordance with and subject to the New Intercreditor Agreement. The New Security Agreement shall in all respects supersede the Original Security Agreement and the New Intercreditor Agreement shall in all respects supersede the Original Intercreditor Agreement. Nothing contained in this Agreement shall in any way limit, restrict or impair any of Distributor's rights or remedies under the New Security Agreement or the New Intercreditor Agreement. In the event that any provision in this Agreement shall in any way conflict with any provision of the New Security Agreement or the New Intercreditor Agreement, the provision in the latter agreements shall prevail and be controlling. Subject to the terms and conditions hereof (including, but not limited to, those regarding Early Termination), the Third Advance and interest thereon shall be recouped in thirty-six (36) consecutive Monthly Deductions from Net Proceeds otherwise due Company hereunder, with the first Monthly Deduction by Distributor to be made against Net Proceeds which shall become due and payable to Company on July 28, 1995, and the last Monthly Deduction to be made against Net Proceeds which shall become due and payable to Company on June 26, 1998. All thirty-six (36) Monthly Deductions shall consist of equal payments of principal plus accrued interest at the Interest Rate. The initial Interest Rate shall be the applicable Interest Rate on the date Distributor pays the Third Advance to Company hereunder which shall thereafter be adjusted on the first day of each calendar quarter during the Term commencing on July 1, 1995, to take account of any changes in Libor or the Prime Rate."

          v. Paragraph 4 of the Distribution Agreement is hereby amended by the insertion of a new subparagraph (k), as follows:

                    "(k) So long as (i) Distributor shall have
               not received a Notice of Termination, (ii) a Default by Company shall not have occurred and be continuing under this Distribution Agreement, and
               (iii) an Event of Default (as defined in the Credit Agreement) by Company shall not have occurred and be continuing under the Credit Agreement, on the first day of the Second Contract Period, Distributor shall advance to Company the sum of Ten Million Dollars ($10,000,000) as an additional advance chargeable against and to be recouped by deduction in computing the Net Proceeds becoming due and payable to Company hereunder in the manner described below (the 'Fourth Advance'). The Fourth Advance and interest thereon shall be recouped in eighteen
               (18) consecutive Monthly Deductions from Net
               Proceeds otherwise due Company hereunder, with the first Monthly Deduction by Distributor to be made against Net Proceeds which shall become due and payable to Company on January 31, 1997, and the last Monthly Deduction to be made against Net Proceeds which shall become due and payable to Company on June 26, 1998. All eighteen (18) Monthly Deductions shall consist of equal payments of principal plus accrued interest at the Interest Rate. The initial Interest Rate shall be the applicable Interest Rate on the date Distributor pays the Fourth Advance to Company hereunder which shall thereafter be adjusted on the first day of each calendar quarter during the Term commencing on April 1, 1997, to take account of any changes in Libor or the Prime Rate."

          vi. Paragraph 4 of the Distribution Agreement is hereby amended by the insertion of a new subparagraph (l), as follows:

                    "(l) Company and Distributor agree that if
               and to the extent the Advances and all applicable interest thereon has not been recouped by or repaid to Distributor as of the expiration or termination of the Term, then, except in the event Company shall exercise its option to cause the early termination of the Term in which the provisions of Paragraph 26(b) shall apply, Distributor shall only have recourse for recoupment of the Advances and the interest thereon to the rights granted to Distributor under the New Security Agreement to the collateral described therein, and Distributor shall have no right to proceed against Company for payment of such deficiency. Upon the full and complete recoupment or repayment of the Advances and all applicable interest thereon, Distributor's second priority lien on and security interest in such collateral shall terminate and Distributor shall execute UCC termination statement(s) and/or a termination of mortgage of copyright with respect thereto. Company shall pay all reasonable expenses incident to the preparation, recordation and/or filing of any such instruments."

     j. Cross Defaults. A new Paragraph 12(a)(iv) shall be added to the Distribution Agreement, as follows:

               "(iv)     An Event of Default (as defined in the
          Credit Agreement) shall have occurred and be continuing under the Credit Agreement and either (a) such Event of Default shall not have been cured or waived by Foothill within 30 days after the occurrence thereof or (b) Foothill shall have accelerated the Obligations of the Borrowers (as such terms are defined in the Credit Agreement), whichever shall occur first."

     k. Acceleration upon Default. Paragraph 13(b) of the Distribution Agreement shall be deleted in its entirety and in its place and stead shall be the following:

               "(b) Upon a Default (i) by either party, the other party (or in the case of 12(a)(iii) above, either party) may, at its option, in addition to whatever rights or remedies it may have at law, in equity or otherwise, terminate the Term of this Agreement effective immediately by sending written notice thereof to the other party and/or (ii) by Company, Distributor shall have the right to declare all outstanding Advances immediately due and payable."

     l. Sales and Fulfillment Services. A new Paragraph 28 shall be added to the Distribution Agreement, as follows:

               28.  "Sales and Fulfillment Services.

                    (a)  In addition to any other rights or
               remedies of Company under the Agreement, Company shall have the option to elect to assume full responsibility for the following services which were formerly the responsibility of Distributor hereunder: (i) all sales of Videocassettes and Interactive CDs embodying Company Product and (ii) administration of order entry using Distributor's existing systems (collectively, the 'Sales Services'). Company may exercise such option by giving Distributor written notice to that effect at any time on or before November 30, 1997 ('Notice to Elect Reversion of Sales Services'). As used herein, the 'Reversion Date' shall mean the later of either (i) December 1, 1996, (ii) the last Friday of the sixth full calendar month following the date the Notice to Elect Reversion of Sales Services is delivered to Distributor, or
               (iii) the last Friday of any given month which is specified in the Notice to Elect Reversion of Sales Services to be the last month during which Distributor shall perform the Sales Services hereunder (provided Company shall not be obliged to specify any such date in the Notice to Elect Reversion of Sales Services). Company shall assume full responsibility for providing the Sales Services for all Company Product for which initial shipments are scheduled during the Third Contract Period. During the Third Contract Period, Distributor shall continue to provide all the services which were the responsibility of Distributor to provide before the Reversion Date except for the Sales Services. Distributor's services during the Third Contract Period shall include, without limitation, the billing and collection of receivables, with all credit risk being borne solely by Distributor; provided, however, if during the Third Contract Period Company shall sell Company Product to any particular customer to whom Distributor then-currently refrains from distributing (except on a C.O.D. basis) all its other audio and video products due to such customer's perceived poor credit, as determined by Distributor in its reasonable business judgment, then, unless and until Distributor commences or resumes its distribution of any of its other audio and video products to such customer, Distributor agrees it shall distribute Company Product to such customer only conditioned upon Company's prior agreement to solely bear the credit risk with respect Company's sales of Company Product to such customer.

               (b) Notwithstanding anything to the contrary contained in Paragraph 4(a)(i)(A) hereof, the Additional Distribution Fee chargeable on the net amounts invoiced in any accounting month for all Company Product distributed hereunder after the Reversion Date shall be reduced to [MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST] percent ([MATERIAL DELETED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST]%) .

               (c) Notwithstanding anything to the contrary contained in Paragraphs 4(a)(i)(C) or (D) hereof, the Additional Distribution Fee indicated in Paragraph 28(b) hereof shall not be subject to reduction by any volume discounts."

     m. Special Customer Services. A new Paragraph 29 shall be added to the Distribution Agreement, as follows:

               "29.  Special Customer Services.   Company and
               Distributor agree that Distributor may, from time to time, provide and bill for special services to its customers. Such special services may include, but shall not be limited to, the following: special price and inventory tagging; direct Distributor-to-store shipments; special sized shipments; and related distribution and packaging services which are not customarily provided to Distributor's customers ("Special Customer Services"). Distributor may charge its customers for Special Customer Services and the charge therefor shall not be included in the Gross Dealer Price or Net Proceeds if the following conditions are met:


               (i) Charges for Special Customer Services are maintained in Distributor's detailed sales records for the transaction which will be made available from time to time upon request by Company.

               (ii) Such charges are in addition to the price determined by the Company for sales to the customer and customers in the same class of trade;

               (iii)     The Special Customer Services are
               provided at the request of the customer;

               (iv) The charge for the Special Customer Services must be applied by Distributor in a non-discriminatory manner, i.e., the Special Customer
               Services must be available to other of
               Distributor's customers for the same charge; and

               (v) If any of the Special Customer Services for a customer are provided only for Company Product or specific titles thereof, then the Company shall have the right to approve such Special Customer Services in writing prior to the provision thereof.

               Distributor agrees that upon the permitted return of any Company Product for which Special Customer Services were provided, all additional costs and labor incurred in preparing the Company Product for resale to other customers shall be borne by and performed by Distributor. (This provision is not intended to affect the 5 cents per unit handling fee allowed pursuant to paragraph 3(a) (iii) of the Distribution Agreement.) In addition, with respect to such returned Company Product, any amounts charged back to the Company shall not include any charge back of the cost for the Special Customer Services."

2. Miscellaneous. Except as expressly or by necessary implication modified hereby, the Distribution Agreement shall remain in full force and effect. This Fourth Amendment to License and Distribution Agreement may not be modified, amended or terminated without the written consent of all parties hereto. This Fourth Amendment to License and Distribution Agreement may be executed in counterparts, each of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment to License and Distribution Agreement as of the date hereinabove first written.



Warner-Elektra-Atlantic Corporation


By:   __________________________

Its:   __________________________

LIVE Home Video Inc.

By:   _________________________

Its:   _________________________

LIVE America Inc.

By:   ________________________

Its:   ________________________

LIVE Film and Mediaworks Inc.
(formerly known as International Video Productions Inc.)

By:   ________________________

Its:   ________________________

Vestron Inc.

By:   ________________________

Its:   ________________________


M:\G1C\WEAEXT.NEW

                                Exhibit A
                          New Security Agreement


[FILED AS EXHIBIT 10.82 TO THE COMPANY'S FORM 10-Q FOR
THE PERIOD ENDED 6/30/95]

                                Exhibit B
                        New Intercreditor Agreement


[FILED AS EXHIBIT 10.81 TO THE COMPANY'S FORM 10-Q FOR
THE PERIOD ENDED 6/30/95]

                                 Exhibit C
                      Anticipated Monthly Deductions
                         (Without Fourth Advance)


LIVE ENTERTAINMENT INC.
WEA Loan Analysis
Estimated Repayment Schedule

Assumptions:             1st Term

Interest Rate:               6.33%*

No. of Payments:                36

Principal:          $10,000,000.00

Monthly Payment:       $277,777.78**

 *  - at LIBOR plus .2% (LIBOR assumed to be 6.125%)
**  - straight line over the 36 month term


                         Principal
          Principal      Remaining      Estimated      Total
Period    Payment        After          Interest       Monthly
Number                   Payment                       Repayment
-----------------------------------------------------------------
    0                 $10,000,000.00
    1   $277,777.78    $9,722,222.22    $52,708.33    $330,486.11
    2   $277,777.78    $9,444,444.44    $51,244.21    $329,021.99
    3   $277,777.78    $9,166,666.67    $49,780.09    $327,557.87
    4   $277,777.78    $8,888,888.89    $48,315.97    $326,093.75
    5   $277,777.78    $8,611,111.11    $46,851.85    $324,629.63
    6   $277,777.78    $8,333,333.33    $45,387.73    $323,165.51
    7   $277,777.78    $8,055,555.56    $43,923.61    $321,701.39
    8   $277,777.78    $7,777,777.78    $42,459.49    $320,237.27
    9   $277,777.78    $7,500,000.00    $40,995.37    $318,773.15
   10   $277,777.78    $7,222,222.22    $39,531.25    $317,309.03
   11   $277,777.78    $6,944,444.44    $38,067.13    $315,844.91
   12   $277,777.78    $6,666,666.67    $36,603.01    $314,380.79
   13   $277,777.78    $6,388,888.89    $35,138.89    $312,916.67
   14   $277,777.78    $6,111,111.11    $33,674.77    $311,452.55
   15   $277,777.78    $5,833,333.33    $32,210.65    $309,988.43
   16   $277,777.78    $5,555,555.56    $30,746.53    $308,524.31
   17   $277,777.78    $5,277,777.78    $29,282.41    $307,060.19
   18   $277,777.78    $5,000,000.00    $27,818.29    $305,596.06
   19   $277,777.78    $4,722,222.22    $26,354.17    $304,131.94
   20   $277,777.78    $4,444,444.44    $24,890.05    $302,667.82
   21   $277,777.78    $4,166,666.67    $23,425.93    $301,203.70
   22   $277,777.78    $3,888,888.89    $21,961.81    $299,739.58
   23   $277,777.78    $3,611,111.11    $20,497.69    $298,275.46
   24   $277,777.78    $3,333,333.33    $19,033.56    $296,811.34
   25   $277,777.78    $3,055,555.56    $17,569.44    $295,347.22
   26   $277,777.78    $2,777,777.78    $16,105.32    $293,883.10
   27   $277,777.78    $2,500,000.00    $14,641.20    $292,418.98
   28   $277,777.78    $2,222,222.22    $13,177.08    $290,954.86
   29   $277,777.78    $1,944,444.44    $11,712.96    $289,490.74
   30   $277,777.78    $1,666,666.67    $10,248.84    $288,026.62
   31   $277,777.78    $1,388,888.89     $8,784.72    $286,562.50
   32   $277,777.78    $1,111,111.11     $7,320.60    $285,098.38
   33   $277,777.78      $833,333.33     $5,856.48    $283,634.26
   34   $277,777.78      $555,555.56     $4,392.36    $282,170.14
   35   $277,777.78      $277,777.78     $2,928.24    $280,706.02
   36   $277,777.78            $0.00     $1,464.12    $279,241.90

                                 Exhibit C
                      Anticipated Monthly Deductions
                        (Including Fourth Advance)


LIVE ENTERTAINMENT INC.
WEA Loan Analysis
Estimated Repayment Schedule

Assumptions:             1st Term                2nd Term

Interest Rate:               6.33%*                  6.33%*

No. of Payments:                36                      18

Principal:          $10,000,000.00          $10,000,000.00

Monthly Payment:       $277,777.78**           $555,555.56***

 *  - at LIBOR plus .2% (LIBOR assumed to be 6.125%)
**  - straight line over the 36 month term
*** - straight line over the 18 month term

                         Principal
         Principal       Remaining     Estimated      Total
Period   Payment         After         Interest       Monthly
Number                   Payment                      Repayment
-----------------------------------------------------------------
    0                 $10,000,000.00
    1   $277,777.78    $9,722,222.22    $52,708.33    $330,486.11
    2   $277,777.78    $9,444,444.44    $51,244.21    $329,021.99
    3   $277,777.78    $9,166,666.67    $49,780.09    $327,557.87
    4   $277,777.78    $8,888,888.89    $48,315.97    $326,093.75
    5   $277,777.78    $8,611,111.11    $46,851.85    $324,629.63
    6   $277,777.78    $8,333,333.33    $45,387.73    $323,165.51
    7   $277,777.78    $8,055,555.56    $43,923.61    $321,701.39
    8   $277,777.78    $7,777,777.78    $42,459.49    $320,237.27
    9   $277,777.78    $7,500,000.00    $40,995.37    $318,773.15
   10   $277,777.78    $7,222,222.22    $39,531.25    $317,309.03
   11   $277,777.78    $6,944,444.44    $38,067.13    $315,844.91
   12   $277,777.78    $6,666,666.67    $36,603.01    $314,380.79
   13   $277,777.78    $6,388,888.89    $35,138.89    $312,916.67
   14   $277,777.78    $6,111,111.11    $33,674.77    $311,452.55
   15   $277,777.78    $5,833,333.33    $32,210.65    $309,988.43
   16   $277,777.78    $5,555,555.56    $30,746.53    $308,524.31
   17   $277,777.78    $5,277,777.78    $29,282.41    $307,060.19
   18   $277,777.78   $15,000,000.00    $27,818.29    $305,596.06
   19   $833,333.33   $14,166,666.67    $79,062.50    $912,395.83
   20   $833,333.33   $13,333,333.33    $74,670.14    $908,003.47
   21   $833,333.33   $12,500,000.00    $70,277.78    $903,611.11
   22   $833,333.33   $11,666,666.67    $65,885.42    $899,218.75
   23   $833,333.33   $10,833,333.33    $61,493.06    $894,826.39
   24   $833,333.33   $10,000,000.00    $57,100.69    $890,434.03
   25   $833,333.33    $9,166,666.67    $52,708.33    $886,041.67
   26   $833,333.33    $8,333,333.33    $48,315.97    $881,649.31
   27   $833,333.33    $7,500,000.00    $43,923.61    $877,256.94
   28   $833,333.33    $6,666,666.67    $39,531.25    $872,864.58
   29   $833,333.33    $5,833,333.33    $35,138.89    $868,472.22
   30   $833,333.33    $5,000,000.00    $30,746.53    $864,079.86
   31   $833,333.33    $4,166,666.67    $26,354.17    $859,687.50
   32   $833,333.33    $3,333,333.33    $21,961.81    $855,295.14
   33   $833,333.33    $2,500,000.00    $17,569.44    $850,902.78
   34   $833,333.33    $1,666,666.67    $13,177.08    $846,510.42
   35   $833,333.33      $833,333.33     $8,784.72    $842,118.06
   36   $833,333.33            $0.00     $4,392.36    $837,725.69

                                 Exhibit D
                        Listing of Special Accounts
                            As of June 1, 1995




                    15-Jun-94
               1-14-94
               CUSTOMER            REP  CLASS
               ------------------------------
               Allstate Reading         MO
               Amoco                    HA
               Ark Group                DI
               Avon                     HA
               Avon Sub            Sub  HA
               Avon Canada              HA
               Avon Canada Sub          HA
               Bennet Marine            RE
               Beyda & Assoc       FF   DI
               Book of the Month        MO
               Bridgestone              HA
               Brodart                  MO ED
               Cambridge Career    FF   MO ED
               Capitol City             DI
               Carolina Bio        FF   MO ED
               Catholic Video           DI
               CBS/Columbia House       MO
               Childcraft               MO
               Children's Ed Me         DI
               Collage Video       FF   MO
               Cordell Enterprisees     MO
               Critics Choice           MOMC
               Demco                    MO ED
               Diamond Comics           DI
               Discovery                MO
               Doubleday Book & Music   MOMC
               Ed Rec Center            MO ED
               Eye Level                MO
               Facets                   MO
               Family Films        Sub  HA
               Fast Forward WEA    FF   DI
               Fast Forward LIVE   FF   HA
               First Step Design   FF   MO
               Forest Incentives        DI

                                 Exhibit D
                  Listing of Special Accounts (Continued)
                            As of June 1, 1995




               Fusion WEA               MOMC
               Fusion Live              HA
               Grand Teton              RE
               Home Vision              MO
               Hotho & Co          FF   MO
               House of Tyrol      FF   MO
               International Wolf       HA
               Int'l Playthings    FF   MO
               Ignatius Press      FF   MO
               Instructional vid        MO
               Johnson Smith       FF   MO
               Jon Tone                 MO ED
               Jostens Learning    FF   MO ED
               Karol Media         FF   MO
               Leaflet Missal Co        MO
               Leucadia Family Vid      HA
               Liberace                 RE
               Library Video Company    MOMCE
               Listening Library        MO
               Lotus Light              DI
               Macmillian Book Clubs    MO
               Marboro                  MO
               Media Basics             MO ED
               Media Drop - In ProductioHA
               Met Museum          FF   MO
               Movies Unlimited         MO
               Music for Little PeoFF   MO
               Naiad Press         FF   DI
               Nature Company           RE
               NSI                      HA
               Obilate Media            MO
               Projected Learning PrograMO ED
               Perfection Learning FF   MO ED
               PMC                      HA
               Price Rite               DI
               Professional Media       MO ED
               Publishers Clearing HouseMO
               Questar                  HA

                                 Exhibit D
                  Listing of Special Accounts (Continued)
                            As of June 1, 1995




               QVC Network              HA
               Rand McNally Dir.   FF   MO
               Readers Dig Sub          HA
               Reader's Digest Assoc.   MO
               Reel Images              MO
               Rivertown Trading Corp.(SMO
               Scholastic Prod          MO
               School Tech         FF   MO ED
               Science Kit              MO ED
               Seargent Welch Scien     MO ED
               Silo                     DI
               Smithsonian         FF   MO
               Social Studies Sch.Svc.  MOMC E
               Sony                     DI
               Sounds of Zion           DI
               Sportsman Closet         DI
               Stars and Stripes        DI
               Tapeworm                 DI
               The Booklegger           SP
               Time Life Sub            HA
               Time Life Video          MO
               Time Warner Direct       MO
               Time Warners Viewers Ed, MO
               Troll Associates    FF   MO ED
               TV Sports Video          MO
               United Cutlery Corp      MO
               Viewfinders         FF   MO
               Vision Video             MO
               Walton Communications    HA
               Wards Nat Sci            MO ED
               Western Publishing       MO
               Yellowstone              DI
               ------------------------------
               TOTALS




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